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Exhibit 10.5

*** Confidential portions of this document have been redacted and filed separately with the Commission.

FIRST AMENDMENT TO OFFICE LEASE

        This FIRST AMENDMENT TO OFFICE LEASE ("First Amendment"), dated for reference purposes as of March 12, 2010, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and BRIDGEPOINT EDUCATION, INC., a Delaware corporation ("Tenant").

R E C I T A L S:

        A.    WHEREAS Landlord and Tenant entered into that certain Office Lease dated as of January 31, 2008 (the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord approximately 147,533 rentable square feet of space (the "Premises") constituting the entirety of the building located and addressed at 13500 Evening Creek Drive North, San Diego, California (the "Building"). The Building is part of the office building project commonly known as "Kilroy Sabre Springs."

        B.    WHEREAS Tenant previously subleased a space comprising a total of 9,849 rentable square feet of space and commonly known as Suite 160 (the "Suite 160 Premises"), constituting a portion of the premises leased to Countrywide Home Loans, Inc., a New York corporation, by Landlord under that certain lease agreement dated as of July 31, 2004, as amended.

        C.    WHEREAS pursuant to the terms of the Lease, the parties contemplated that the Suite 160 Premises would become part of the Premises effective November 1, 2009.

        D.    WHEREAS the sublease pursuant to which Tenant subleased the Suite 160 Premises actually expired on November 30, 2009, and therefore the date upon which the Suite 160 Premises became a part of the "Premises" under the Lease is different from that otherwise set forth therein.

A G R E E M E N T :

        NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.    Terms.    All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this First Amendment.

        2.    The Suite 160 Premises.    Landlord and Tenant hereby acknowledge and agree that effective as of December 1, 2009, the Suite 160 Premises became part of the "Premises." Accordingly, and notwithstanding any provision to the contrary contained in this Lease, the Suite 160 Premises was deemed delivered to Tenant on December 1, 2009, even though no actual delivery of the Suite 160 Premises occurred due to Tenant's continued occupancy of the Suite 160 Premises during such time period. Tenant shall continue to accept the Suite 160 Premises in its presently-existing "as is" condition, and Tenant hereby agrees that the Suite 160 Premises is currently in good and sanitary order, condition and repair, subject only to (i) latent defects to the extent identified and, thereafter, promptly communicated to Landlord, and (ii) Landlord's ongoing obligations set forth in Sections 1.1.3 and 29.33, and Articles 7 and 24 of the Lease.

        3.    Base Rent.    Landlord and Tenant hereby acknowledge and agree that due to the fact the Lease Commencement Date with respect to the Suite 160 Premises is now December 1, 2009, the second and third rows (i.e., starting with the row whose first cell reads "July 1, 2009 through October 31, 2009") of the Base Rent Schedule set forth in Section 4 of the Summary of Basic Lease Information attached to the Lease are to be deleted and replaced with the following:

July 1, 2009 through November 30, 2009	75,288	$[***]	$[***]
December 1, 2009 through June 30, 2010	85,137	$[***]	$[***]

        4.    Tenant's Share.    Notwithstanding anything set forth in the Lease to the contrary, effective as of December 1, 2009 (and not November 1, 2009), Tenant's Share is to be determined based on Tenant then-occupying 85,137 rentable square feet of space.

        5.    Confidentiality.    Section 29.28 of the Lease is hereby amended and restated in its entirety as follows.

  "Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants, and except as required to be disclosed by any Applicable Law," as that term is defined in Article 24 of the Lease, including, without limitation, in the event Tenant is a publicly traded company on one of the nationally recognized securities exchanges (such as, without limitation, NYSE or NASDAQ), any disclosures required by the Securities and Exchange Commission."

        6.    Broker.    Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that they know of no real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party. The terms of this Section 6 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

        7.    No Further Modification.    Except as specifically set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

        IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"	KILROY REALTY, L.P., a Delaware limited partnership
	By:	Kilroy Realty Corporation, a Maryland corporation, General Partner
		By:	/s/ JEFFREY C. HAWKEN
			Its:	Executive Vice President Chief Operating Officer
		By:	/s/ JOHN T. FUCCI
			Its:	Sr. Vice President Asset Management
"TENANT"	BRIDGEPOINT EDUCATION, INC., a Delaware corporation
	By:	/s/ ANDREW CLARK
		Its:	Andrew Clark
	By:	/s/ DANIEL J. DEVINE
		Its:	Daniel J. Devine

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  Exhibit 10.5
FIRST AMENDMENT TO OFFICE LEASE